    Exhibit 10.23

AGILENT TECHNOLOGIES, INC.
2018 Stock Plan
Stock Award Agreement
Section 1.    Grant of Stock Award. This Stock Award Agreement, including any additional terms for your country in the Country Specific Addendum attached hereto (collectively, this “Award Agreement”), dated as of the grant date (the “Grant Date”) indicated in your account maintained by the company providing administrative services (the “External Administrator”) in connection with the Agilent Technologies, Inc. 2018 Stock Plan, as amended (the “Plan”), is entered into between Agilent Technologies, Inc. (the “Company”) and you as an individual (the “Awardee”) who has been granted a Stock Award of Restricted Stock Units (the “Stock Award”) pursuant to the Plan. The Stock Award represents the right to receive the number of Shares indicated in the Awardee’s External Administrator account subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Plan. The Stock Award is an unfunded and unsecured promise by the Company to deliver Shares in the future. Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.
Section 2.    Vesting Period. So long as the Awardee remains an Awardee Eligible to Vest and has not had a termination of his or her Service, the Stock Award shall vest in accordance with the vesting schedule set forth on the notice accompanying this Award Agreement (the “Notice”) which shall be deemed to constitute a part of this Award Agreement.
Section 3.    Nontransferability of Stock Award. The Stock Award shall not be transferable by the Awardee otherwise than by will or by the laws of descent and distribution. The terms of the Stock Award shall be binding on the executors, administrators, heirs and successors of the Awardee.
Section 4.    Termination of Employment or Service.
(a)    Except as set forth in this Section 4 or another written agreement between the Awardee and the Company, any unvested portion of the Stock Award shall be forfeited immediately when the Awardee has had a termination of Service or otherwise ceases to be an Awardee Eligible to Vest. Except as the Committee may otherwise determine, termination of the Awardee’s Service for any reason shall be determined without regard to whether the Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination.
(b)    Notwithstanding any provision in the Plan to the contrary, if an Awardee dies while in Service, the Stock Award shall immediately vest in full and be settled in accordance with Section 5 below. The vested Stock Award shall be delivered to the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to receive the vested Stock Award under the Awardee’s will or the laws of descent or distribution.
(c)    Notwithstanding any provision in the Plan to the contrary, if the Awardee terminates Service due to (i) total and permanent disability (a “Disability Termination”), or (ii) an involuntary termination as part of a reduction in force under the Company’s Workforce Management Program or divestiture, the Stock Award shall vest in full and be settled in accordance with Section 5 below; provided the Awardee will not be eligible for the vesting described in this Section 4(c) following an involuntary termination unless the Awardee has executed a general release of all claims that the Awardee may have against the Company and entities or persons affiliated with the Company, in the form prescribed and to be provided to the Awardee by the Company (the “Release”), and such Release becomes effective, on or before the sixtieth (60)th day following date of the involuntary termination.
(d)    Notwithstanding any provision in the Plan to the contrary, if the Awardee voluntarily terminates Service on or after such time as the sum of the Awardee’s age and years of Service equals or exceeds 75 years and the Awardee has attained the minimum age of 60, any unvested portion of the Stock Award will be fully nonforfeitable and be settled upon the earliest to occur of (i) the normal vesting dates set forth in Section 2 above, (ii) the Awardee’s death and (iii) a Change of Control, in accordance with Section 5 below. Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Awardee’s jurisdiction that would likely result in the favorable treatment applicable to the Stock Award pursuant to this Section 4(d) being deemed unlawful and/or discriminatory, then the Company will not apply the favorable treatment at the time of the Awardee’s termination of Service, and the Stock Award shall be forfeited immediately upon Awardee’s termination of Service.
(e)    In the event of a Change of Control, the Stock Award shall vest in full immediately prior to the closing of such Change of Control. The foregoing shall not apply where the Stock Award is assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a Change of Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued Stock Awards shall be able to acquire such publicly traded securities. If the Stock Award is assumed, converted, or replaced in full by the successor corporation or a parent or subsidiary of the successor in connection with a Change of Control, such assumed, converted or replaced Stock Award shall be eligible to vest in accordance with the terms of this Award Agreement and any written change in control agreement or plan applicable to the Awardee (if any).

Section 5.    Settlement of Stock Award. Notwithstanding anything to the contrary set forth in any other agreement, the Stock Award, but only to the extent vested, shall be automatically settled in Shares on the earliest to occur of the following (each, a “Settlement Date”): (i) the normal vesting dates set forth in Section 2 above, (ii) the Awardee’s death, (iii) the Awardee’s Disability Termination, date of termination as a result of participation in the Company’s Workforce Management Program, or involuntary termination or good reason termination entitling the Awardee to full vesting of the Stock Award under a change of control agreement or plan in effect on the Grant Date, and (iv) a Change of Control.  Such Shares shall be issued to the Awardee on or as soon as practicable (and in all events within 74 days) after the applicable Settlement Date.
Section 6.    Restrictions on Issuance of Shares. The Company shall not be obligated to issue any Shares pursuant to the Stock Award unless the Shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Shares pursuant to the Stock Award if such issuance violates or is not incompliance with any Applicable Laws.
Section 7.    Responsibility for Taxes.
(a)    The Awardee acknowledges that, regardless of any action the Company or, if different, the Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding relating to the Awardee’s participation in the Plan (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by the Awardee is and remains the Awardee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Awardee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Award, including the grant, vesting (including on account of the Awardee’s termination of Service as described in Section 4(d)) and settlement of the Stock Award, the subsequent sale of Shares acquired pursuant to the Stock Award and the receipt of any dividends or other distributions, if any; and (2) do not commit to structure the terms of the grant or any aspect of the Stock Award to reduce or eliminate the Awardee’s liability for Tax-Related Items. Further, if the Awardee is subject to Tax-Related Items in more than one jurisdiction, the Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    The Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by the Awardee from the Awardee’s wages or other cash compensation paid to the Awardee by the Company and/or the Employer, within legal limits, or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company and/or the Employer may in its sole discretion (1) sell or arrange for the sale of Shares that the Awardee acquires pursuant to the Stock Award to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares otherwise payable pursuant to the Stock Award, provided that the Company and/or the Employer only withholds the amount of Shares necessary to satisfy not more than the maximum withholding amount. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, for tax purposes, the Awardee is deemed to have been issued the full number of Shares subject to the vested/settled Stock Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(c)     Finally, the Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Awardee’s participation in the Plan or the Awardee’s acquisition of Shares pursuant to the Stock Award that is not satisfied by the means previously described. The Company may refuse to deliver the Shares if the Awardee fails to comply with the Awardee’s obligations in connection with the Tax-Related Items as described in this section.
Section 8.    Adjustment. The number of Shares subject to the Stock Award and the price per share, if any, of such Shares may be adjusted by the Company from time to time pursuant to the Plan.

Section 9.    Nature of the Award. By accepting the Stock Award, the Awardee acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;
(b)    the grant of the Stock Award is extraordinary, voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards, or benefits in lieu of Stock Awards, even if Stock Awards have been granted in the past;
(c)    all decisions with respect to future Stock Awards, if any, will be at the sole discretion of the Company;
(d)    participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Awardee’s employment relationship at any time;
(e)    participating in the Plan is voluntary;
(f)    the Stock Award, the Shares underlying the Stock Award and the income from and value of same, are extraordinary items that do not constitute recurring or on-going compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Awardee’s employment contract, if any;
(g)    the Stock Award, the Shares underlying the Stock Award and the income from and the value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;
(h)    unless otherwise agreed with the Company in writing, the Stock Award, the Shares underlying the Stock Award and the income from and value of same, are not granted as consideration for, or in connection with, the Service the Awardee may provide as a director of an Affiliate or Subsidiary of the Company;
(i)    in the event the Awardee is not an employee of the Company, the Stock Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Stock Award will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company;
(j)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty, and the Company makes no representation regarding such future value and is not responsible for any decrease in value or any foreign exchange fluctuations between the Awardee’s local currency and the United States Dollar that may affect such value;

(k)    if the Awardee accepts the Stock Award and obtains Shares, the value of those Shares acquired may increase or decrease in value;
(l)    no claim or entitlement to compensation or damages shall arise from termination of the Stock Award or diminution in value of the Stock Award or Shares acquired under the Stock Award resulting from termination of the Awardee’s employment by the Company or the Employer;
(m)    by accepting the grant of the Stock Award through the methods described in Section 23 below, the Awardee and the Company agree that the Stock Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement (including the Country-Specific Addendum), and the Awardee acknowledges that he or she agrees to accept as binding, conclusive and final all decisions or interpretations of the Company and/or the External Administrator regarding any questions relating to the Plan and this Award Agreement;
(n)    this Award Agreement is between the Awardee and the Company, and that the Awardee’s local employer is not a party to this Award Agreement;
(o)    Applicable Laws (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) of the country in which the Awardee is residing or working at the time of grant or vesting of the Stock Award or the sale of Shares may subject the Awardee to additional procedural or regulatory requirements that the Awardee solely is responsible for and must independently fulfill in relation to ownership or sale of such Shares;
(p)     the ownership of Shares or assets and the holding of a bank or brokerage account may subject the Awardee to reporting requirements imposed by tax, banking, and/or other authorities in the Awardee’s country, that the Awardee solely is responsible for complying with such requirements, and that any cross-border cash remittance made to transfer of proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Awardee to provide to such entity certain information regarding the transaction; and
(q)    the Company reserves the right to impose other requirements or terms and conditions (which may be set forth in but are not limited to the Country-Specific Addendum hereto) on the Awardee’s participation in the Plan, the Stock Award and any Shares acquired thereunder, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.
Section 10. Data Privacy. Upon acceptance of the Stock Award, the Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s Personal Data, as described below. The Awardee understands that the Company, the Employer and the External Administrator may collect, use, and transfer Personal Data for the purpose of implementing, administering and managing the Awardee’s participation in the Plan.
The Awardee hereby understands that the Company and the Employer hold and will process certain Personal Data about the Awardee, including, but not limited to:

•the Awardee’s name, date of birth, nationality, passport or similar identification numbers, hire date, division code, location code, date of employment termination, job title, employee identification number, social insurance number or other government issued identification numbers;
•contact information such as: home address, telephone number, email address; and
•financial information such as salary, any Shares or directorships held in the Company or any Subsidiary or Affiliate, details of all Stock Awards or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor.
The Awardee's personal data will be retained by the Company in accordance with the time periods and in the format specified in the General Retention Schedule. In the following circumstances, the Awardee's personal data may be retained for longer than the specified periods:
•as required by law or court order; and
•as needed to defend or pursue legal claims.
The Awardee hereby understands that:
•Personal Data may be transferred to third parties (including the External Administrator) assisting in the implementation, administration and management of the Plan.
•This may include any transfer of Personal Data as may be required to a broker or other third party with whom the Awardee may elect to deposit any Shares acquired upon vesting of the Stock Award.
•Third party recipients may be located in the Awardee’s country or elsewhere, such as outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than the Awardee’s country.
•All such transfers of Personal Data will be made in accordance with the Company’s Intercompany Agreement for the Transfer of Data, which includes by reference where applicable, the Brazilian ANPD’s Standard Contractual Clauses, the European Commission’s model contracts for the transfer of personal data to third countries, pursuant to Commission Decision of 4 June 2021 (C/2021/3972) , the ICO’s International Data Transfer Addendum to the European Commission’s standard contractual clauses, or any other contractual transfer mechanism as may be required in Awardee’s jurisdiction.
The Awardee hereby understands that they may make a request with respect to their Personal Data by completing the form located here. Awardee may instead contact data-protection.officer@agilent.com or call toll-free at +1-888-914-9661 and type in 129212 when prompted.
The Awardee understands that they are providing the consents herein on a purely voluntary basis. If the Awardee does not consent, or if they later seek to revoke consent, their employment status or service with the Employer will not be affected by reason of this refusal to consent. However, if the Awardee refuses or withdraws consent, the Company will not be able to grant or maintain Stock Awards or other equity awards to the Awardee or administrator. Therefore, the Awardee understands that refusing or withdrawing consent may affect their ability to participate in the Plan. For more information on the consequences of the Awardee’s refusal to consent or withdrawal of consent, the Awardee understands that they may contact their local human resources representative.
Finally, upon request of the Company or the Employer, the Awardee agrees to provide an executed data protection and privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Awardee for the purpose of administering the Awardee’s participation in the Plan in compliance with applicable data protection and privacy laws. The Awardee understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
Awardee may view the Company’s broader Employee Privacy Notice here or contact our Data Protection Officer for inquiries in relation to this Notice at:
data-protection.officer@agilent.com
+1 408 553 4323
5301 Stevens Creek Boulevard,
Santa Clara, CA 95051,
United States.

Section 11.    No Rights Until Issuance. The Awardee shall have no rights hereunder as a shareholder with respect to any Shares subject to the Stock Award until the date that Shares are issued to the Awardee. The Committee in its sole discretion may substitute a cash payment in lieu of Shares, such cash payment to be equal to the Fair Market Value of the Shares on the date that such Shares would have otherwise been issued under the terms of the Plan and this Award Agreement.
Section 12.    Administrative Procedures. The Awardee agrees to follow the administrative procedures that may be established by the Company and/or its designated broker for participation in the Plan which may include a requirement that the Shares issued hereunder be held by the Company’s designated broker until the Awardee disposes of such Shares. The Awardee further agrees that the Company may determine the actual method of withholding for Tax-Related Items as described in Section 7 above. The Awardee agrees to update the Company with respect to the Awardee’s home address, contact information and any information necessary for the Company or one of its affiliates to process any required tax withholding or reporting related to the Stock Award.
Section 13.    Governing Law and Venue. This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its choice of laws rules as provided in the Plan. Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.

Section 14.    Amendment. The Stock Award may be amended as provided in the Plan.
Section 15.    Language. By electing to accept this Award Agreement, the Awardee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Awardee to understand the terms and conditions of this Award Agreement. Further, if the Awardee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by Applicable Law.
Section 16.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 17.     Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 18.    Recoupment. This Stock Award is subject to recoupment in accordance with the provisions of any clawback policy implemented by the Company, including without limitation, any clawback policy adopted to comply with Applicable Law, including the listing standards of any national securities exchange or association on which the Company’s securities are listed and as is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Section 19.    Section 409A of the Code.
(a)    The Stock Award shall be administered, interpreted, and construed in a manner that is intended to avoid the imposition on the Awardee of any additional tax, penalty, or interest under Section 409A of the Code. The preceding provision, however, shall not be construed as a guarantee of any particular tax effect and the Company shall not be liable to the Awardee for any payment made under the Stock Award that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under the Stock Award as an amount includible in gross income under Section 409A of the Code.
(b)    “Termination of employment,” “resignation,” or words of similar import, as used in the Stock Award means for purposes of payments under the Stock Award that are payments of deferred compensation subject to Section 409A of the Code as to which the payment event is such term or words, the Awardee’s “separation from service” as defined in Section 409A of the Code.
(c)    To the extent any payment or settlement hereunder that is a payment of deferred compensation subject to Section 409A of the Code is contingent upon a “change in control,” such payment or settlement shall only occur if the event giving rise to the change in control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code. The vesting of the Stock Award shall not be affected by the preceding sentence.
(d)    If a payment obligation under the Stock Award arises on account of the Awardee’s separation from service while the Awardee is a “specified employee” (as defined in Section 409A of the Code), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the Awardee’s death.
Section 20.    Insider Trading / Market Abuse Laws. The Awardee may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and the Awardee’s country or his or her broker’s country, if different, which may affect the Awardee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Stock Awards) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as the Awardee is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Awardee placed before he or she possessed inside information. Furthermore, the Awardee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Awardee acknowledges that it is the Awardee’s responsibility to comply with any applicable restrictions and the Awardee should speak with his or her personal legal advisor on this matter.
Section 21.    Foreign Asset/Account Reporting; Exchange Control. The Awardee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Awardee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in an account outside the Awardee’s country. The Awardee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Awardee also may be required to repatriate sale proceeds or other funds received as a result of Awardee’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Awardee acknowledges that it is his or her responsibility to comply with such regulations, and the Awardee should consult his or her personal legal advisor for any details.
Section 22.    Entire Agreement. The Plan is incorporated herein by reference. The Plan, this Award Agreement and the Notice (including the Country-Specific Addendum attached hereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.

Section 23.    Acceptance and Rejection. This Award Agreement is one of the documents governing the Stock Award, which the Awardee may accept or reject online through the External Administrator’s website. If the Awardee has not rejected the Stock Award by the time of the first vesting event, the Awardee will be deemed to have accepted the Stock Award, and the Shares vested pursuant to the Stock Award will be issued and taxed accordingly.
Section 24.    Country-Specific Addendum. Notwithstanding any provision herein, the Awardee’s participation in the Plan shall be subject to any special terms and conditions as set forth in the Country-Specific Addendum for the Awardee’s country of residence, if any. Moreover, if the Awardee relocates to one of the countries included in the Country-Specific Addendum, the special terms and conditions will apply to the Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country-Specific Addendum constitutes part of this Award Agreement.

AGILENT TECHNOLOGIES, INC.
By:

Padraig McDonnell
President and Chief Executive Officer

COUNTRY-SPECIFIC ADDENDUM
ADDITIONAL TERMS AND CONDITIONS OF THE
AGILENT TECHNOLOGIES, INC. 2018 STOCK PLAN
STANDARD STOCK AWARD AGREEMENT
FOR NON-U.S. EMPLOYEES
This Country-Specific Addendum includes additional terms and conditions that govern the Stock Award granted to the Awardee under the Plan if the Awardee resides in one of the countries listed herein. Certain capitalized terms used but not defined in this Country-Specific Addendum have the meanings set forth in the Plan and/or the Award Agreement.
This Country-Specific Addendum also includes information regarding exchange controls and certain other issues of which the Awardee should be aware with respect to the Awardee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Awardee not rely on the information in this Country-Specific Addendum as the only source of information relating to the consequences of the Awardee’s participation in the Plan because the information may be out of date at the time that the Awardee vests in the Stock Award or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Awardee’s particular situation, and the Company is not in a position to assure the Awardee of a particular result. Accordingly, the Awardee should seek appropriate professional advice as to how the relevant laws in the Awardee’s country may apply to his or her situation.
Finally, if the Awardee is a citizen or resident of a country other than the one in which the Awardee is currently working, transfers employment and/or residency after the Stock Award is granted, or is considered a resident of another country for local law purposes, the notifications contained herein may not apply to him or her and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Awardee.
COUNTRY-SPECIFIC LANGUAGE

Below please find country specific language that applies to Awardees in the following countries: Australia, Brazil, Canada, China, Denmark, France, Hong Kong, Israel, Italy, Japan, Malaysia, Mexico, New Zealand, Russia, Singapore, South Korea, Spain, Switzerland, Taiwan, and the United Kingdom, with the exception of the Data Privacy Notice which applies to Awardees in Austria, Belgium, Brazil, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Spain, Sweden and the United Kingdom, and the California Consumer Privacy Act Notice which applies to Awardees that are residents of the State of California in the United States.

AUSTRALIA
Securities Law Information. The offer of participation in the Plan and the acquisition of Shares are being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).
Please note that if the Awardee offers Shares for sale to a person or entity resident in Australia, his or her offer may be subject to disclosure requirements under Australian law. The Awardee should obtain legal advice on his or her disclosure obligations prior to making any such offer.
Tax Information. Subdivision 83A-C of the Income Tax Assessment Act, 1997, applies to Stock Awards granted under the Plan, such that the Stock Awards are intended to be subject to deferred taxation.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Australian resident will be required to file the report.

BRAZIL
Compliance with Law. By accepting the Stock Award, the Awardee acknowledges his or her agreement to comply with applicable Brazilian laws, including (but not limited to) any requirements that apply upon the vesting and settlement of the Stock Award and upon the sale of the Shares issued upon settlement of the Stock Award. The Awardee also agrees to report and pay any and all applicable Tax-Related Items associated with the Stock Award, the receipt of any dividends and the sale of Shares acquired under the Plan.

Nature of the Award. This provision supplements Section 9 (Nature of the Award) of the Award Agreement.

By participating in the Plan, the Awardee acknowledges, understands and agrees that (i) the benefits provided to the Awardee under the Plan are unrelated to his or her status as an employee of the Employer in Brazil, (ii) the Awardee is making an investment decision, (iii) Shares will be issued to the Awardee only if he or she remains in Service through each vesting date, and (iv) the value of the Shares is not fixed and may increase or decrease in value without compensation to the Awardee.
Foreign Asset/Account Reporting Information. A declaration of assets and rights held outside of Brazil may need to be filed with the Central Bank of Brazil if assets or rights with an aggregate value exceeding USD 1,000,000 are held on December 31 of each year. Shares acquired under the Plan that are held outside of Brazil (e.g., in a non-Brazilian brokerage account) are among the assets and rights that must be reported. If the aggregate value exceeds USD 100,000,000 at the end of the quarter, the declaration has to be filed in the month following the end of each quarter.

CANADA
Stock Awards Settled in Shares Only. Notwithstanding anything to the contrary in the Plan and/or the Award Agreement, the Awardee understands that any Stock Awards granted to the Awardee shall be paid in Shares only and do not provide any right for the Awardee to receive a cash payment.

Exclusion from Compensation or Salary. This provision replaces Paragraph 9(g) of the Award Agreement:
Except as explicitly and minimally required under applicable legislation, the Stock Award, the Shares underlying the Stock Award and the income from and the value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;
No Compensation for Forfeiture. This provision replaces Paragraph 9(n) of the Award Agreement:
Except as explicitly and minimally required under applicable legislation, no claim or entitlement to compensation or damages shall arise from (i) forfeiture of the Stock Award or diminution in value of the Stock Award or Shares acquired under the Stock Award resulting from termination of the Awardee’s employment by the Company or the Employer (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Awardee is employed or the terms of the Awardee's employment agreement, if any) and/or (ii) the forfeiture or cancellation of the Stock Award and/or recoupment of any Shares, cash, or other benefits acquired under the Plan resulting from the application of any recoupment policy the Company may adopt and/or amend from time to time, or any recovery or clawback policy otherwise required by applicable laws, rules, regulations or stock exchange listing standards; and in consideration of the grant of the Stock Award to which the Awardee is otherwise not entitled, the Awardee agrees not to institute any claim against the Company or any Affiliate and release the Company and all Affiliates from any such claim;
Termination of Employment. The following provision replaces Section 4(f) of the Award Agreement:
Except as explicitly and minimally required under applicable legislation, for purposes of this Award Agreement, the Awardee’s termination of Service is deemed to occur as of the date that is the earlier of (A) the date the Awardee receives written notice of termination from the Company or Employer; and (B) the Awardee is no longer actively providing services to the Company or a Subsidiary or Affiliate (regardless of the reason for such termination and whether or not later to be found invalid or in breach of applicable laws in the jurisdiction where the Awardee is employed or rendering services or the terms of the Awardee’s employment or service agreement, if any) (the “Date of Termination”), and the Awardee’s right (if any) to earn, seek damages in lieu of, vest in or otherwise benefit from any portion of the Stock Award pursuant to this Award Agreement will be measured by, the Date of Termination.
Except as explicitly and minimally required under applicable legislation, the Date of Termination shall exclude and shall not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. For greater certainty, the Awardee will not earn or be entitled to any pro-rated vesting for that portion of time before the Date of Termination, nor will the Awardee be entitled to any compensation for lost vesting.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting or other participation during a statutory notice period, the Awardee’s right to vest in the Stock Award under the Plan or otherwise participate in or benefit from the Plan, if any, will terminate effective upon the expiry of the minimum statutory notice period, but the Awardee will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the statutory notice period, nor will the Awardee be entitled to any compensation for lost vesting or other participation. For further clarity, any reference to a termination of the Awardee’s employment or a Date of Termination under this Award Agreement or the Plan will be interpreted to mean the Date of Termination.
Securities Law Information. The Awardee will not be permitted to sell or otherwise dispose of any Ordinary Shares acquired under the Plan within Canada. The Awardee will only be permitted to sell or dispose of any Ordinary Shares under the Plan if such sale or disposal takes place outside Canada on the facilities on which such shares are traded (i.e., New York Stock Exchange).
Form of Payment. Due to legal restrictions in Canada and notwithstanding any language to the contrary in the Plan, grantees are prohibited from surrendering Shares that they already own or from attesting to the ownership of Shares to pay any Tax-Related Items in connection with the Stock Award granted.

The following provision will apply to residents of Quebec:

Language Consent. Upon request, a French translation of the Plan and the Award Agreement will be made available to the Awardee as soon as reasonably practicable. The Awardee understands that, from time to time, additional information related to the Plan might be provided in English and such information may not be immediately available in French. However, upon request, the Company will translate into French documents related to the Plan as soon as reasonably practicable.
Consentement Langue. Sur demande, une traduction française du Plan et de la Convention d’attribution sera mise à la disposition du Bénéficiaire dès que raisonnablement possible. Le Bénéficiaire comprend que, de temps à autre, des informations supplémentaires relatives au Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, sur demande, la Société traduira en français les documents relatifs au Plan dès que raisonnablement possible.
Data Privacy. This provision supplements Section 10 of the Award Agreement:
The Awardee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Awardee further authorizes the Company, the Employer and/or any other Subsidiary or Affiliate to disclose and discuss the Plan with their advisors. The Awardee further authorizes the Company and the Employer to record such information and to keep such information in the Awardee’s employee file. The Awardee acknowledges and agrees that the Awardee’s personal information, including sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. If applicable, the Awardee also acknowledges that the Company, the Employer, or the External Administrator and other parties involved in the administration of the Plan may use technology for profiling purposes and to make automated decisions that may have an impact on the Awardee or the administration of the Plan.

CHINA
SAFE Compliance. It is intended that the Award Agreement and the Plan comply with any applicable requirements of the State Administration of Foreign Exchange (“SAFE”) in China. The Award Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Award Agreement or the Plan to fail to meet with SAFE approval shall have no force and effect until amended to comply with SAFE requirements. The Awardee agrees in advance to any such required amendment. The Employer, Company or any other Affiliate or Subsidiary to which the Awardee provides Service must be registered with SAFE prior to settlement of the Stock Award. If the Company is unable to obtain registration approval or is required to obtain further approvals on behalf of the Employer, Company or any other Affiliate or Subsidiary, the vesting or settlement of the Stock Award may be suspended or delayed. Further, the Company is under no obligation to vest the Stock Award and/or issue Shares if the Company’s SAFE approval becomes invalid or ceases to be in effect by the time the Awardee vests in the Stock Award.

Repatriation Requirement. The Awardee agrees that any Shares issued to the Awardee shall be deposited directly into an account with the designated broker. The deposited Shares shall not be transferable (either electronically or in certificate form) from the brokerage account. This limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. All proceeds received upon the sale of Shares and dividends that an Awardee may receive under the Stock Award must be immediately repatriated to China. The Awardee understands and agrees that all proceeds from the Stock Award will first be sent to the designated SAFE bank account of the Company. Further, if the proceeds are converted to local currency, the Awardee acknowledges that the Company (including its Subsidiaries) are under no obligation to secure any currency conversion rate, and may face delays in converting the proceeds to local currency and transferring the proceeds to the Awardee due to exchange control and/or other regulatory restrictions in China. The Awardee agrees to bear the risk of any currency conversion rate fluctuation between the date that sale proceeds are delivered to the special bank account and the date of conversion of the proceeds to local currency. The Awardee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Termination of Employment or Service. Notwithstanding anything to the contrary in the Plan or the Award Agreement, the Awardee agrees that upon the termination of the Awardee’s Service in China, the Company may sell any Shares acquired pursuant to the Stock Award not later than 90 calendar days after the termination date (or such other period as may be required by SAFE). The Awardee authorizes the Company’s designated broker to sell such Shares on Awardee’s behalf at such time as determined by the Company, in its sole discretion, or as soon as is administratively practical thereafter. The Awardee further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the Shares (on the Awardee’s behalf pursuant to this authorization), and the Awardee expressly authorizes such broker to complete the sale of such Shares. The Awardee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to the Awardee in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items has been satisfied.

This provision replaces Section 4(d) of the Award Agreement in its entirety:

(d)    Notwithstanding any provision in the Plan to the contrary, if the Awardee voluntarily terminates Service on or after such time as the sum of the Awardee’s age and years of Service equals or exceeds 75 years, any unvested portion of the Stock Award will be fully nonforfeitable and be automatically settled in Shares.
DENMARK
Danish Stock Option Act. By accepting the Stock Award, the Awardee acknowledges that he or she has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act, as amended effective January 1, 2019.
FRANCE

French-Qualified Stock Award. This Stock Award is intended to qualify for specific tax and social security treatment in France under Section L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended (a “French-qualified” Stock Award). Certain events may affect the status of the Stock Award as French-qualified and the Stock Award may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the Stock Award. If the Stock Award no longer qualifies as a French-qualified Stock Award, the specific tax and social security treatment will not apply, and the Awardee will be required to pay his or her portion of social security contributions resulting from the Stock Award (as well as any income tax that is due).

Plan and French Plan Terms. The Stock Award is subject to the terms and conditions of the Plan and the Rules of the Agilent Technologies, Inc. 2018 Stock Plan for Stock Options and Stock Awards Granted to Participants in France (the “French Plan”). To the extent that any term is defined in both the Plan and the French Plan, for purposes of this grant of a French-qualified Stock Award, the definitions in the French Plan shall prevail.

Settlement in Shares. Notwithstanding any discretion in the Plan or the Award Agreement to settle the Stock Award in cash, the French-qualified Stock Award will be settled in Shares only. The Stock Award does not provide any right for Awardee to receive a cash payment.

Termination of Employer or Service. This provision replaces Section 4(b) of the Award Agreement in its entirety:

Notwithstanding any provision in the Plan or Award Agreement to the contrary, in the event of the Awardee’s death while employed by the Company or a Subsidiary or Affiliate or after the Awardee’s termination of Service in accordance with Section 4(d), on the date of death, the Stock Award shall become fully transferable to the Awardee’s heirs. The Awardee’s heirs may request issuance of the underlying Shares within six months of the Awardee’s death. If the Awardee’s heirs do not request the issuance of the underlying Shares within six months of the Awardee’s death, the Stock Award will be forfeited.

Restrictions on Sale of Shares. Awardee may not sell or transfer the Shares issued pursuant to the Stock Award prior to the second anniversary of the Grant Date or such other period as is required to comply with the minimum mandatory holding period applicable to Shares underlying French-qualified awards under Section L. 225-197-1 of the French Commercial Code, the French Tax Code or the French Social Security Code, as amended. Notwithstanding the above, the Awardee’s heirs, in case of the Awardee’s death, or the Awardee in case of the Awardee’s Disability (as defined under the French Plan), are not subject to this restriction on the sale of Shares.

If the Awardee qualifies as a managing director of the Company under French law (“mandataires sociaux” i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), the Awardee is required to hold 20% of the Shares issued upon the vesting of the Stock Award in a nominative account under procedures implemented by the Company and is not permitted to sell or transfer the Shares until he or she ceases to serve as a managing director, as long as this restriction is a requirement under French law and unless law or regulations provide for a lower percentage (in which case these requirements apply to the lower percentage of Shares required to be held).

Any Shares acquired upon vesting of the Stock Award may not be sold during certain Closed Periods as provided for and defined by Section L. 225-197-1 of the French Commercial Code, as

amended, and by the French Plan, for so long as and to the extent that the Closed Periods are applicable to Shares underlying French-qualified Stock Awards granted by the Company.

Recoupment. Section 18 of the Award Agreement shall apply to the extent permitted under Applicable Law.
Consent to Receive Information in English. By accepting the Stock Award, Awardee confirms having read and understood the documents related to the Stock Award (the Plan as amended by the French Plan and this Award agreement) which were provided in the English language. Awardee accepts the terms of these documents accordingly.

Consentement Relatif à l'Utilisation de l'Anglais. En acceptant l'Attribution (« Stock Award »), le Bénéficiaire confirme avoir lu et compris les documents relatifs à l'Attribution (le Plan tel qu’amendé par le Plan pour la France et ce Contrat d’Attribution) qui ont été remis en anglais. Le Bénéficiaire accepte les termes de ces documents en connaissance de cause.

Foreign Asset/Account Reporting Information. French residents are required to report all foreign accounts (whether open, held, used and/or closed) to the French tax authorities when filing their annual tax returns. Further, French residents with foreign account balances exceeding prescribed amounts may have additional monthly reporting requirements. The Awardee should consult his or her personal advisor to ensure compliance with applicable reporting obligations. Failure to complete this reporting triggers penalties for the resident.

HONG KONG
Securities Law Notice. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Awardee should exercise caution in relation to the offer. If the Awardee is in any doubt about any of the contents of the Award Agreement, including this Country-Specific Addendum, or the Plan, the Awardee should obtain independent professional advice. Neither the grant of the Stock Awards nor the issuance of Shares upon vesting constitutes a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries or Affiliates. The Award Agreement, including this Country-Specific Addendum, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company and its Subsidiaries and Affiliates and may not be distributed to any other person.

Additional Restrictions on Resale. In the event that any portion of the Stock Award becomes vested and the Shares are issued prior to the six-month anniversary of the Grant Date, the Awardee will not sell any Shares acquired upon vesting / settlement prior to the six-month anniversary of the Grant Date.

Stock Award Settled in Shares Only. Notwithstanding anything to the contrary in the Plan and/or the Award Agreement, the Awardee understands that any Stock Award granted to the Awardee shall be paid in Shares only and do not provide any right for the Awardee to receive a cash payment.
ISRAEL
Shares must be held with the External Administrator. The Company has designated a third-party to provide administrative services in connection with the Plan (the “External Administrator”). Pursuant to its authority under the Plan, the Company will require that the Awardee hold any Shares issued to an Awardee in connection with the vesting of the Stock Award with the External Administrator until such time as the Awardee sells the Shares. Until the Awardee decides to sell the Shares issued pursuant to the vesting of the Stock Award, the Awardee cannot transfer the Shares to an account with another broker or request that share certificates be issued to the Awardee.
Securities Law Information. This grant does not constitute a public offering under the Securities Law, 1968.
ITALY
Plan Document Acknowledgement. By accepting the Stock Award, the Awardee acknowledges that (a) the Awardee has received the Plan and this Award Agreement; (b) the Awardee has reviewed these documents in their entirety and fully understands the contents thereof; and (c) the Awardee accepts all provisions of the Plan and this Award Agreement. The Awardee further acknowledges that the Awardee has read and specifically and expressly approves, without limitation, the following sections of this Award Agreement: “Termination of Employment or Service”; “Nontransferability of Stock Award”; “Restrictions on Issuance of Shares”; “Responsibility for Taxes”; “Nature of the Award”; “Data Privacy” as replaced by the above provision; “No Rights Until Issuance”; “Governing Law and Venue”; “Language”; “Electronic Delivery and Acceptance”; “Recoupment” and “Entire Agreement”.

Foreign Asset/Account Reporting Information. If the Awardee is an Italian resident and, during any fiscal year, holds investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy (or if the Awardee is the beneficial owner of such an investment or asset even if the Awardee does not directly hold the investment or asset), the Awardee is required to report such investments or assets on his or her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Awardee is not required to file a tax return).

JAPAN

Recoupment. Section 18 of the Award Agreement shall apply to the extent permitted under Applicable Law.
Foreign Asset/Account Reporting Information. The Awardee will be required to report details of any assets held outside of Japan as of December 31 (including any Shares acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by June 30 of the following year. The Awardee should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Awardee and whether the Awardee will be required to report details of any outstanding Stock Awards, Shares or cash held by the Awardee in the report.

MALAYSIA
Director Notification Requirement. If the Awardee is a director of a Malaysian Subsidiary or Affiliate of the Company, the Awardee is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary or Affiliate in writing when the Awardee receives an interest (e.g., Stock Award, Shares) in the Company or any related companies. In addition, the Awardee must notify the Malaysian Subsidiary or Affiliate when the Awardee sells Shares in the Company or any related company (including when the Awardee sells Shares acquired under the Plan). These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related company.
MEXICO
Labor Law Policy and Acknowledgment. In accepting the grant of the Stock Award, the Awardee expressly recognizes that Agilent Technologies, Inc., with registered offices at 5301 Stevens Creek Boulevard, Santa Clara, California 95051, United States of America, is solely responsible for the administration of the Plan and that the Awardee’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Awardee and Agilent Technologies, Inc. since the Awardee is participating in the Plan on a wholly commercial basis and the Awardee’s sole employer is Agilent Technologies Mexico, S. de R.L. de C.V., Av. Insurgentes Sur no. 1602, Suite 801, Mexico City, Mexico CP 03940 (“Agilent-Mexico”). Based on the foregoing, the Awardee expressly recognizes that the Plan and the benefits that the Awardee may derive from participating in the Plan do not establish any rights between the Awardee and the Employer, Agilent-Mexico, and do not form part of the employment conditions and/or benefits provided by Agilent-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Awardee’s employment.
The Awardee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Agilent Technologies, Inc.; therefore, Agilent Technologies, Inc. reserves the absolute right to amend and/or discontinue the Awardee’s participation at any time without any liability to the Awardee.

Finally, the Awardee hereby declares that the Awardee does not reserve to himself or herself any action or right to bring any claim against Agilent Technologies, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Awardee therefore grants a full and broad release to Agilent Technologies, Inc., its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Aceptando la Stock Award, el Participante reconoce que Agilent Technologies, Inc. y sus oficinas registradas en 5301 Stevens Creek Boulevard, Santa Clara, California 95051, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la compra de Acciones no constituye de ninguna manera una relación laboral entre el Participante y Agilent Technologies, Inc., toda vez que la participación del Participante en el Plan deriva únicamente de una relación comercial con Agilent Technologies, Inc., reconociendo expresamente que el único empleador del Participante lo es Agilent Technologies Mexico, S. de R.L. de C.V., Blvd. Av. Insurgentes Sur no. 1602, Suite 801, Mexico City, Mexico CP 03940 (“Agilent-México”). Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el Participante y su empleador, Agilent-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Agilent-México, y expresamente el Participante reconoce que cualquier modificación al Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del Participante.
Asimismo, el Participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de Agilent Technologies, Inc., por lo tanto, Agilent Technologies, Inc. se reserva el derecho absoluto para modificar y/o terminar la participación del Participante en cualquier momento, sin ninguna responsabilidad para el Participante.
Finalmente, el Participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Agilent Technologies, Inc., por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Participante otorga un amplio y total finiquito a Agilent Technologies, Inc., sus Entidades Relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
Securities Law Information. The Stock Award and any Shares acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, Award Agreement and any other document relating to the Stock Award may not be publicly distributed in Mexico. These materials are addressed to the Awardee because of his or her existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather a private placement of securities addressed specifically to individuals who are present employees made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NEW ZEALAND
Securities Law Notice. Warning: This is an offer of rights to receive Shares underlying the Stock Awards. Stock Awards give Awardees a stake in the ownership of the Company. The Awardee may receive a return if dividends are paid on the Shares.
If the Company runs into financial difficulties and is wound up, the Awardee will be paid only after all creditors and holders of preferred shares have been paid. The Awardee may lose some or all of his or her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Awardee may not be given all the information usually required. The Awardee will also have fewer other legal protections for this investment.
The Awardee should ask questions, read all documents carefully, and seek independent financial advice before committing himself or herself.
The Shares are quoted or approved for trading on the New York Stock Exchange (“NYSE”). This means that, if the Awardee vests in Stock Awards and Shares are issued to the Awardee, the Awardee can sell his or her investment on the NYSE if there are buyers for it. If the Awardee sells his or her investment, the price he or she receives may vary depending on factors such as the financial condition of the Company. The Awardee may receive less than the full amount that he or she paid for it, if anything.
For information on risk factors impacting the Company’s business that may affect the value of the Shares, the Awardee should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://investor.agilent.com.
For more details on the terms and conditions of the Stock Awards, please refer to this Award Agreement, the Plan and the prospectus which are available on the External Administrators website and free of charge on request via email to agilent_globalequity@agilent.com.
As noted above, the Awardee should carefully read the materials provided before making a decision whether to participate in the Plan. The Awardee should also contact his or her tax advisor for specific information concerning Awardee’s personal tax situation with regard to Plan participation.

SINGAPORE
Additional Restrictions on Resale. In the event that any portion of the Stock Award becomes vested and the Shares are issued prior to the six-month anniversary of the Grant Date, the Awardee will not sell any Shares acquired upon vesting / settlement prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemption under Part XIII Division I Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).
Securities Law Notice. The grant of the Stock Award is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the SFA and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Requirement. If the Awardee is a director, associate director or shadow director of a Singapore Subsidiary or Affiliate he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., Stock Award, Shares, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming a director, associate director or shadow director.
SPAIN
Labor Law Acknowledgment. This provision supplements Section 9 (Nature of the Award) of the Award Agreement:
In accepting the Stock Award, the Awardee acknowledges that the Awardee consents to participation in the Plan and has received a copy of the Plan.
The Awardee understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Stock Award under the Plan to individuals who may be employees of the Company or its Affiliates or Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not bind the Company, the Employer or any Affiliate or Subsidiary on an ongoing basis, other than as expressly set forth in the Plan and the Award Agreement, (ii) the Stock Award shall not become a part of any employment contract (either with the Company or any of its related entities) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever, and (iii) except as set forth in the Award Agreement, the Stock Award shall cease vesting upon termination of employment, as detailed below.
Additionally, the Awardee understands that the vesting of the Stock Award is expressly conditioned on the Awardee’s continued and active rendering of Service to the Company or a Subsidiary or Affiliate such that if the Awardee’s Service is terminated for any reason (including for the reasons listed below but with the exception of the circumstances specified in Section 4(b)-(d) of the Award Agreement), the Award will cease vesting immediately effective as of the date the Awardee’s Service is terminated by reason of, including, but not limited to, resignation, disciplinary dismissal with or without cause, individual or collective layoff with or without cause, material modification of employment under Article 41 of the Worker’s Statute, relocation under Article 40 of the Worker’s Statute, Article 50 of the Worker’s Statute, Article 10.3 of Royal Decree 1382/1985 and unilateral withdrawal by the Employer. Consequently, upon termination of Service for any of the above reasons, the Awardee will automatically lose any rights to the Stock Award to the extent that it has not yet become vested as of the date the Awardee’s Service is terminated, as described in the Award Agreement.  The Awardee acknowledges that he or she has read and specifically accepts the conditions referred to above and in Section 4 of the Award Agreement.
Finally, the Awardee understands that this grant would not be made to the Awardee but for the assumptions and conditions referred to above; thus, the Awardee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Stock Award shall be null and void.
Securities Law Acknowledgement. The Stock Award and the Shares subject to the Stock Award do not qualify under Spanish regulation as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement has not been nor will be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

SWITZERLAND
Securities Law Notice. The offering of the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland, or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).
TAIWAN
Securities Law Notice. The offer of participation in the Plan is available only for employees of the Company and its Subsidiaries or Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Awardee understands and acknowledges that the Awardee may acquire and remit foreign currency (including proceeds from the sale of Shares of the Company) into Taiwan up to a certain threshold per year. The Awardee further understands that if the transaction amount is a certain threshold or more in a single transaction, the Awardee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. The Awardee acknowledges that the Awardee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM
Termination of Employment or Service. Section 4(a) of the Award Agreement is hereby amended in its entirety to read as follows:
“(a)    Any unvested Stock Award shall be forfeited immediately when the Awardee ceases to be an Awardee Eligible to Vest, unless the Awardee ceases to be an Awardee Eligible to Vest due to the Awardee’s death, total and permanent disability, termination of Service in accordance with Section 4(d) or participation in the Company’s Workforce Management Program. Except as the Committee may otherwise determine, termination of the Awardee’s employment or service for any reason shall occur on the date such Awardee ceases to perform services for the Company or any Affiliate without regard to whether such Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination or, with respect to a member of the Board who is not also an employee of the Company or any Subsidiary, on the date such Awardee is no longer a member of the Board.”
Responsibility for Taxes. The following provision supplements Section 7 (Responsibility for Taxes) of the Award Agreement:
“Without limitation to Section 7 of the Award Agreement, the Awardee agrees that the Awardee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or, if different, the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Awardee also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Awardee’s behalf.
Notwithstanding the foregoing, if the Awardee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if the amount of any income tax due is not collected from or paid by the Awardee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Awardee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Awardee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Awardee by any of the means referred to in Section 7 of the Award Agreement.”
Joint Election. As a condition of the Awardee’s participation in the Plan and the vesting of the Stock Award, the Awardee agrees to accept any liability for secondary Class 1 national insurance contributions (the “Employer NICs”) which may be payable by the Company and/or the Employer in connection with the Stock Award and any event giving rise to Tax-Related Items. To accomplish the foregoing, the Awardee agrees to execute a joint election with the Company (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to the Awardee. The Awardee further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer. The Awardee further agrees that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in Section 7 of the Award Agreement.

Recoupment. Section 18 of the Award Agreement shall apply to the extent permitted under Applicable Law.